EXHIBIT 10.1
MORGAN STANLEY & CO. LLC
1585 BROADWAY
NEW YORK, NY 10036-8293
(212) 761-4000
August 27, 2018

Fixed Dollar Accelerated Share Repurchase Transaction
Regions Financial Corporation
1900 Fifth Avenue North
Birmingham, AL 35203
___________________________________________________________________________________
Dear Sir/Madam:
The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Morgan Stanley & Co. LLC (“MSCO”) and Regions Financial Corporation (“Issuer”) on the Trade Date specified below (the “Transaction”). This confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.
The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (as published by the International Swaps and Derivatives Association, Inc. (“ISDA”)) (the “Equity Definitions”) are incorporated into this Confirmation. The Transaction is a Share Forward Transaction for purposes of the Equity Definitions. Any reference to a currency shall have the meaning contained in Section 1.7 of the 2006 ISDA Definitions, as published by ISDA.
1.     This Confirmation evidences a complete and binding agreement between MSCO and Issuer as to the terms of the Transaction to which this Confirmation relates and shall supersede all prior or contemporaneous written or oral communications with respect thereto. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement as if MSCO and Issuer had executed an agreement in such form without any Schedule but with the following elections: (i) the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to MSCO, with a “Threshold Amount” of 3% of shareholders’ equity of MSCO’s ultimate parent as of the Trade Date (provided that (a) the phrase “, or becoming capable at such time of being declared,” shall be deleted from clause (1) of such Section 5(a)(vi) of the Agreement, (b) “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement and (c) the following sentence shall be added to the end of Section 5(a)(vi) of the Agreement: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the relevant party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”); and (ii) the Termination Currency shall be USD.
The Transaction shall be the only transaction under the Agreement. If there exists any ISDA Master Agreement between MSCO and Issuer or any confirmation or other agreement between MSCO and Issuer pursuant to which an ISDA Master Agreement is deemed to exist between MSCO and Issuer, then, notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which MSCO and Issuer are parties, the

Transaction shall not be considered a transaction under, or otherwise governed by, such existing or deemed to be existing ISDA Master Agreement and the occurrence of any Event of Default or Termination Event under the Agreement with respect to either party or the Transaction shall not, by itself, give rise to any right or obligation under any such other agreement or deemed agreement.
If there is any inconsistency between the Agreement, this Confirmation and the Equity Definitions, the following will prevail for purposes of the Transaction in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; and (iii) the Agreement.
2.    The terms of the particular Transaction to which this Confirmation relates are as follows:
GENERAL TERMS:

Trade Date:	As specified in Schedule I

Buyer:	Issuer

Seller:	MSCO

Shares:	Common Stock, par value USD 0.01 per share, of Issuer (Ticker: RF)

Forward Price:
A price equal to (A) the greater of (i) the arithmetic mean (not a weighted average, subject to “Market Disruption Event” below) of the 10b-18 VWAP on each Calculation Date during the Calculation Period and (ii) the Floor Price minus (B) the Discount.

Discount:	As specified in Schedule I

Floor Price:	As specified in Schedule I

10b-18 VWAP:
On any Calculation Date, a price per Share equal to the volume-weighted average price of the Rule 10b-18 eligible trades in the Shares for the entirety of such Calculation Date as reported on the Bloomberg screen entitled “RF <Equity> AQR SEC” or any successor page (without regard to pre-open or after-hours trading outside of any regular trading session for such Calculation Date or block trades (as defined in Rule 10b-18(b)(5) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) on such Calculation Date), or, if the price displayed on such screen is unavailable or clearly erroneous, as determined by the Calculation Agent in good faith and in a commercially reasonable manner.

Calculation Period:	The period from, and including, the Calculation Period Start Date to, and including, the relevant Valuation Date.

Calculation Period Start Date:	As specified in Schedule I

Calculation Dates:	As specified in Schedule I

Initial Shares:	As specified in Schedule I

Initial Share Delivery Date:
As specified in Schedule I. On the Initial Share Delivery Date, Seller shall deliver to Buyer a number of Shares equal to the Initial Shares in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date being deemed to be a “Settlement Date” for purposes of such Section 9.4.

Prepayment:	Applicable

Prepayment Amount:	As specified in Schedule I

Prepayment Date:	As specified in Schedule I

Exchange:	New York Stock Exchange

Related Exchange:	All Exchanges

Market Disruption Event:
The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” starting in the third line thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.
Notwithstanding anything to the contrary in the Equity Definitions, if any Scheduled Trading Day in the Calculation Period or the Buyer Settlement Valuation Period (each such Scheduled Trading Day, an “Observation Day”) is a Disrupted Day, the Calculation Agent may elect to take one or more of the following actions: (i) determine that such Observation Day is a Disrupted Day in whole, in which case the Calculation Agent shall exclude the 10b-18 VWAP on such Observation Day in determining the Forward Price or Buyer Settlement Price, as applicable, (ii) determine that such Observation Day is a Disrupted Day in part, in which case the Calculation Agent shall (x) determine in good faith and in a commercially reasonable manner the 10b-18 VWAP on such Observation Day based on Rule 10b-18 eligible trades in the Shares on such day taking into account the nature and duration of the relevant Market Disruption Event and (y) determine the Forward Price or Buyer Settlement Price, as applicable, using an appropriately weighted average of 10b-18 VWAPs instead of an arithmetic mean, and/or (iii) elect to (x) postpone the Scheduled Valuation Date (in the case of a Disrupted Day during the Calculation Period) or (y) extend the

Buyer Settlement Valuation Period (in the case of a Disrupted Day during the Buyer Settlement Valuation Period) by up to one Scheduled Trading Day for every Observation Day that is a Disrupted Day during the Calculation Period or Buyer Settlement Valuation Period, as applicable. For the avoidance of doubt, if the Calculation Agent takes the action described in clause (ii) above, then such Disrupted Day shall be an Observation Day for purposes of calculating the Forward Price or Buyer Settlement Price, as applicable.
Any Scheduled Trading Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be a Scheduled Trading Day. If a closure of the Exchange prior to its normal close of trading is scheduled (x) on any Scheduled Trading Day during the Calculation Period following the date hereof or (y) on any Scheduled Trading Day during the Buyer Settlement Valuation Period after the relevant Buyer Election Date, then such Scheduled Trading Day shall be deemed to be a Disrupted Day in full.
If a Disrupted Day occurs (or is deemed to occur) during the Calculation Period or the Buyer Settlement Valuation Period, as the case may be, and each of the nine immediately following Scheduled Trading Days is a Disrupted Day (a “Disruption Event”), then the Calculation Agent, in its good faith and commercially reasonable discretion, may (x) deem the day such Disruption Event occurs and each consecutive Disrupted Day thereafter to be an Observation Day that is not a Disrupted Day and determine the 10b-18 VWAP for each such Observation Day using its good faith and commercially reasonable estimate of the value of the Shares on such day based on the volume, historical volatility and price of the Shares and such other factors as it deems appropriate and commercially reasonable to take into account or (y) treat such Disruption Event and each consecutive Disrupted Day thereafter as an Additional Termination Event in respect of the Transaction, with Issuer as the sole Affected Party and the Transaction as the sole Affected Transaction.
VALUATION:

Valuation Date(s):	The earlier of (i) the Scheduled Valuation Date and (ii) any earlier accelerated Valuation Date as a result of MSCO’s election in accordance with the immediately succeeding paragraph.
MSCO shall have the right, in its discretion, to accelerate the Valuation Date, for the whole Transaction or only a part thereof equivalent to at least $50 million of the Prepayment Amount or the portion thereof that remains outstanding, to any Scheduled

Trading Day that is on or after the Lock-Out Date and prior to the Scheduled Valuation Date by notice (each such notice, an “Acceleration Notice”) to Issuer by 9:00 p.m., New York City time, on the Exchange Business Day immediately following the accelerated Valuation Date (the “Acceleration Date”). MSCO shall specify in each Acceleration Notice the portion of the Prepayment Amount that is subject to acceleration. If the portion of the Prepayment Amount that is subject to acceleration is less than the full remaining Prepayment Amount, then the Calculation Agent shall make such mechanical or administrative adjustments to the terms of the Transaction as appropriate in order to take into account the occurrence of such Acceleration Date (including cumulative adjustments to take into account all prior Acceleration Dates).

Scheduled Valuation Date:	As specified in Schedule I, subject to postponement in accordance with “Market Disruption Event” above.

Lock-Out Date:	As specified in Schedule I
SETTLEMENT TERMS:

Potential Adjustment Event:
In addition to the events described in Section 11.2(e) of the Equity Definitions, the occurrence of two or more consecutive Disrupted Days (including due to the occurrence of a Regulatory Disruption) shall constitute a Potential Adjustment Event. In the case of any event described in the preceding sentence, the Calculation Agent may, in its commercially reasonable judgment, adjust any relevant terms of the Transaction as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of such event.

Physical Settlement:
Applicable. On any Valuation Date (including any Acceleration Date, if applicable), the Calculation Agent shall calculate the Settlement Amount for the relevant portion of the Transaction. The “Settlement Amount” for the Transaction is a number of Shares equal to (a) (i) the Prepayment Amount divided by (ii) the Forward Price minus (b) the Initial Shares, rounded to the nearest whole number of Shares.

If the Settlement Amount is positive, Seller shall deliver to Buyer a number of Shares equal to the Settlement Amount on the Settlement Date. If the Settlement Amount is negative, the Buyer Settlement Provisions in Annex A hereto shall apply.

Settlement Currency:	USD

Settlement Date:	The date that falls one Settlement Cycle after the relevant Valuation Date or Acceleration Date if prior to the Scheduled

Valuation Date for the relevant portion of the Transaction (the final Settlement Date, the “Final Settlement Date”).

Other Applicable Provisions:
The last sentence of Section 9.2, Sections 9.8, 9.9, 9.10 and 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Buyer is the issuer of the Shares) and Section 9.12 of the Equity Definitions will be applicable to the Transaction.

SHARE ADJUSTMENTS:

Different Dividend:
For any calendar quarter, any dividend or distribution on the Shares with an ex-dividend date occurring during such calendar quarter (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions) (a “Dividend”) the amount or value of which (as determined by the Calculation Agent), when aggregated with the amount or value (as determined by the Calculation Agent) of any and all previous Dividends with ex-dividend dates occurring in the same calendar quarter, differs from the Ordinary Dividend Amount.

Ordinary Dividend Amount:	As specified in Schedule I

Extraordinary Dividend:	The per Share cash dividend or distribution, or a portion thereof, declared by Issuer on the Shares that is classified by the board of directors of Issuer as an “extraordinary” dividend.

Consequences of Different Dividend:
The declaration by the Issuer of any Different Dividend, the ex-dividend date for which occurs or is scheduled to occur during the Relevant Dividend Period (as defined below) for the Transaction, shall, at the Calculation Agent’s election, either (x) constitute an Additional Termination Event in respect of such Transaction, with Buyer as the sole Affected Party and such Transaction as the sole Affected Transaction (and any amount payable in respect of such Additional Termination Event shall be determined without regard to the difference between actual dividends declared and expected dividends as of the Trade Date) or (y) result in an adjustment, by the Calculation Agent, to the Floor Price as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of such Different Dividend. Any election to apply clause (x) with respect to a Different Dividend shall be made within ten (10) Local Business Days of the declaration of such Different Dividend.

Early/Late Ordinary Dividend Payment:
If an ex-dividend date for any Dividend that is neither (x) a dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions nor (y) an Extraordinary Dividend, occurs during any calendar quarter occurring (in whole or in part) during the Relevant Dividend Period and such ex-dividend date is not on the Scheduled Ex-Dividend Date for such calendar quarter, the Calculation Agent shall make such adjustment to the exercise, settlement, payment or any other terms of the Transaction as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of such event.

Scheduled Ex-Dividend Dates:	As specified in Schedule I

Relevant Dividend Period:
The period from, and including, the Trade Date for the Transaction to, and including, the later of (i) the fifth Scheduled Trading Day following the Scheduled Valuation Date for the Transaction and (ii) the last day of any Buyer Settlement Valuation Period for the Transaction.

Method of Adjustment:	Calculation Agent Adjustment
EXTRAORDINARY EVENTS:
Consequences of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment

Share-for-Combined:	Component Adjustment

Tender Offer:	Applicable
Consequences of Tender Offers:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

New Shares:
In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) thereof shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:
Cancellation and Payment; provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

ADDITIONAL DISRUPTION EVENTS:

Change in Law:
Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or announcement or statement of, the formal or informal interpretation”, (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position”, (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; and (iv) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Position relating to,” after clause (Y) thereof; provided further that (i) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and (ii) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable; provided that any Hedging Disruption that would occur solely due to the deterioration of the creditworthiness of the Hedging Party shall not be deemed a Hedging Disruption.

Increased Cost of Hedging:	Not Applicable

Loss of Stock Borrow:	Applicable
Maximum Stock Loan Rate:    As specified in Schedule I

Increased Cost of Stock Borrow:
Applicable; provided that any Increased Cost of Stock Borrow that would occur solely due to the deterioration of the creditworthiness of the Hedging Party shall not be deemed an Increased Cost of Stock Borrow.

Initial Stock Loan Rate:    As specified in Schedule I

Determining Party:
For all applicable events, MSCO. When making any determination or calculation as “Determining Party,” MSCO shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Confirmation as if the Determining Party were the Calculation Agent.

Hedging Party:
For all applicable events, MSCO. When making any determination or calculation as “Hedging Party,” MSCO shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Confirmation as if the Hedging Party were the Calculation Agent.

Non-Reliance:	Applicable
Agreements and Acknowledgments
Regarding Hedging Activities:    Applicable

Additional Acknowledgments:	Applicable

Hedging Adjustments:
Whenever the Calculation Agent is called upon to make a determination, calculation or adjustment pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent shall make such determination, calculation or adjustment by reference to the effect of such event on MSCO with the Calculation Agent assuming that MSCO maintains a commercially reasonable Hedge Position in respect of the Transaction.

3.	Calculation Agent: MSCO; provided that following the occurrence of an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to which MSCO is the Defaulting Party, Issuer may appoint a third-party independent, nationally recognized dealer in over-the-counter corporate equity derivatives to act as Calculation Agent. For the avoidance of doubt, all calculations and determinations of the Calculation Agent shall be made in good faith and in a commercially reasonable manner. Following any determination or calculation by the Calculation Agent hereunder, upon a written request by Issuer, the Calculation Agent shall promptly (but in any event no later than five (5) Exchange Business Days following MSCO’s receipt of such written request) provide to Issuer by e-mail to the e-mail address provided by Issuer in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation, as the case may be, it being understood and agreed that the Calculation Agent shall not be obligated to disclose any proprietary or confidential models or any other confidential or proprietary information, in each case, used by it for such determination or calculation.
4. Account Details and Notices:

(a)	Account for delivery of Shares to Issuer:
To be provided separately.
(b) Account for payments to Issuer:
ABA: XXXXXXXXX
Regions Bank
Acct: XXXXXXXXXX
Regions Financial Corp

(c)	Account for payments and delivery of Shares to MSCO:
To be provided separately.

(d)	For purposes of this Confirmation:

(i)	Address for notices or communications to Issuer:
Regions Financial Corporation
1900 5th Avenue North
Birmingham, AL 35203
Attention: Matt Farrell
Email: Matt.T.Farrell@regions.com

(ii)	Address for notices or communications to MSCO:
Morgan Stanley & Co. LLC
1585 Broadway

New York, NY 10036-8293
Attention: Joel Carter
Email: Joel.Carter@morganstanley.com
With a copy to:
Morgan Stanley & Co. LLC
1585 Broadway
New York, NY 10036-8293
Attention: Steven Seltzer
Email: Steven.Seltzer1@morganstanley.com
5. Amendments to the Equity Definitions.

(a)
Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “a material economic effect on the Shares or the relevant Transaction”.

(b)
The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction or Share Forward Transaction, then, following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material economic effect on the Transaction and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Share)” and replacing such latter phrase with the words “(including adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to the Transaction)”.

(c)
Section 11.2(e)(v) of the Equity Definitions is amended by adding the words “at a premium to the current market price thereof (other than any Permitted OMR Transaction or Permitted Purchase (each as defined below))” after the word “Shares” in such Section.

(d)
Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “any other event that may have a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “any other event related to the Issuer, the Shares or the Transaction that has a material economic effect on the Shares or the relevant Transaction”.

(e)
Section 12.6(c)(ii) of the Equity Definitions is hereby amended by replacing the words “the Transaction will be cancelled,” in the first line with the words “MSCO will have the right to cancel the Transaction,”.

(f)
Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and (B) replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares” with the phrase “such Lending Party does not lend Shares” in the penultimate sentence.

(g)	Section 12.9(b)(v) of the Equity Definitions is hereby amended by:

(i)
adding the phrase “; provided that the Non-Hedging Party may so elect to terminate the Transaction only if the Non-Hedging Party represents and warrants to the Hedging Party in writing on the date it notifies the Hedging Party of such election that, as of such date, the Non-Hedging Party is not aware of any material non-public information regarding Issuer or the Shares and is making such election in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws” immediately prior to the period at the end of subsection (C); and

(ii)	deleting clause (X) in the final sentence.
6. Alternative Termination Settlement.
In the event that (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to all holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Issuer’s control, or (iii) an Event of Default in which Issuer is the Defaulting Party or a Termination Event in which Issuer is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Issuer’s control), if either party would owe any amount to the other party pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Amount”), then such payment shall be paid as set forth under the Agreement or Equity Definitions, as the case may be, unless Issuer makes an election to the contrary no later than the Early Termination Date or the date on which such Transaction is terminated or cancelled (which election by the Issuer shall be deemed to be a representation that, as of the date of such election, Issuer is not in possession or otherwise aware of any material nonpublic information regarding Issuer or the Shares), in which case Issuer or MSCO, as the case may be, shall deliver to the other party a number of Shares (or a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in the case of a Nationalization, Insolvency or Merger Event, as the case may be (each such unit, an “Alternative Delivery Unit”)), with a value equal to the Payment Amount. In determining the number of Shares (or Alternative Delivery Units) required to be delivered under this provision, the Calculation Agent may take into account a number of factors, including, without limitation, the market price of the Shares (or Alternative Delivery Units) on the Early Termination Date or the date of early cancellation or termination, as the case may be. Additionally, (x) if such delivery is made by MSCO, the Calculation Agent shall take into account the prices at which MSCO purchases Shares (or Alternative Delivery Units) to fulfill its delivery obligations under this Section 6; provided that the parties hereby agree that such purchases shall be made solely on Calculation Dates; provided further that in determining the composition of any Alternative Delivery Unit, if the relevant Merger Event involves a choice of consideration to be received by all holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash. If delivery of Shares or Alternative Delivery Units, as the case may be, pursuant to this Section 6 is to be made by Issuer, paragraphs 2 through 8 of Annex A hereto shall apply as if (A) such delivery were a settlement of the Transaction to which Net Share Settlement applied, (B) the Buyer Cash Settlement Payment Date were the Early Termination Date or the date of early cancellation or termination, as the case may be, and (C) the Forward Cash Settlement Amount were equal to (x) zero minus (y) the Payment Amount owed by Issuer.

7. Special Provisions for Acquisition Transaction Announcements.

(a)
If an Acquisition Transaction Announcement occurs on or prior to the final Valuation Date, then the Calculation Agent shall make such adjustments to the exercise, settlement, payment or any other terms of the Transaction as the Calculation Agent determines appropriate (including, without limitation and for the avoidance of doubt, adjustments that would allow the Settlement Amount to be less than zero), at such time or at multiple times as the Calculation Agent determines appropriate, to account for the economic effect on the Transaction of such event (which adjustments shall be limited to adjustments to account for changes in prices of the Shares, value of any commercially reasonable Hedge Positions, volatility, interest rates, stock loan rate, liquidity and/or any other commercially reasonable option pricing inputs relevant to the Shares or to such Transaction). If an Acquisition Transaction Announcement occurs after the Trade Date but prior to the Lock-Out Date, the Lock-Out Date shall be deemed to be the date of such Acquisition Transaction Announcement.

(b)
“Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction, (ii) an announcement that Issuer or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding designed to result in an Acquisition Transaction, (iii) the announcement of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction, (iv) any other announcement that in the reasonable judgment of the Calculation Agent is reasonably likely to result in an Acquisition Transaction (it being understood and agreed that in determining whether such announcement is reasonably likely to result in an Acquisition Transaction, the Calculation Agent may take into consideration the effect of such announcement on the Shares and/or options relating to the Shares) or (v) any announcement subsequent to an Acquisition Transaction Announcement relating to a material amendment, extension, withdrawal or other change to the subject matter of a prior Acquisition Transaction Announcement. For the avoidance of doubt, the term “announcement” as used in the definition of Acquisition Transaction Announcement refers to any public statement and/or any announcement related to an Acquisition Transaction, whether made by Issuer or a third party.

(c)
“Acquisition Transaction” means (i) any Merger Event (for purposes of this definition, the definition of Merger Event shall be read with the references therein to “100%” being replaced by “30%” and to “50%” by “75%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer or Merger Transaction (as defined below) or any other transaction involving the merger of Issuer with or into any third party, (ii) the sale or transfer of all or substantially all of the assets or liabilities of Issuer, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction, (iv) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets or liabilities (including any capital stock or other ownership interests in subsidiaries) or other similar event by Issuer or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Issuer or its subsidiaries exceeds 25% of the market capitalization of Issuer and (v) any transaction with respect to which Issuer or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).

8. MSCO Adjustments.
In the event that MSCO reasonably determines, based on advice of counsel, that it is appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures, whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by MSCO, and including, without limitation, Rule 10b-18, Rule 10b-5, Regulations 13D-G and Regulations 14D-E, each under the Exchange Act (but provided that any such policies and procedures are related to legal, regulatory or self-regulatory issues and are generally applicable hereunder and in similar situations and applied to the Transaction in a non-discriminatory manner), for MSCO to refrain from purchasing Shares or engaging in other market activity or to purchase fewer than the number of Shares or to engage in fewer or smaller other market transactions than MSCO would otherwise purchase or engage in in order to maintain, establish or unwind a commercially reasonable hedge position (such determination, a “Regulatory Disruption”) on any Scheduled Trading Day(s) on or prior to the conclusion of the Potential Purchase Period (as defined below), then MSCO may, in its discretion, by written notice to the Issuer elect that a Market Disruption Event shall be deemed to have occurred and will be continuing on any such Scheduled Trading Day(s) and each such Scheduled Trading Day shall be a Disrupted Day (subject to “Market Disruption Event” above). MSCO shall notify Issuer as soon as practicable (but in no event later than one Trading Day) that a Regulatory Disruption has occurred and the reasons for such Regulatory Disruption and the Scheduled Trading Days affected by it, provided that MSCO shall not be obligated to disclose any proprietary or confidential models or any other confidential or proprietary information, in each case, used by it for such determination.
9. Covenants.
Issuer covenants and agrees that:

(a)
Until the end of the Potential Purchase Period (as defined below), neither it nor any of its affiliated purchasers (as defined in Rule 10b-18 under the Exchange Act, “Rule 10b-18”) shall directly or indirectly (which shall be deemed to include the writing or purchase of any cash-settled or other derivative transaction which references Shares or structured Share repurchase or other derivative with a hedging period, calculation period or settlement valuation period or similar period that overlaps with the Transaction) purchase, offer to purchase, place any bid or limit order relating to a purchase of or commence any tender offer relating to Shares (or any security convertible into or exchangeable for Shares) without the prior written approval of MSCO or take any other action that would cause the purchase by MSCO of any Shares in connection with this Confirmation not to qualify for the safe harbor provided in Rule 10b-18 under the Exchange Act (assuming for the purposes of this paragraph that such safe harbor were otherwise available for such purchases). “Potential Purchase Period” means the period from, and including, the Trade Date to, and including, the latest of (i) the last day of any Buyer Settlement Valuation Period, (ii) the earlier of (A) the date five Exchange Business Days immediately following the last day of the Calculation Period and (B) the Scheduled Valuation Date and (iii) if an Early Termination Date occurs or the Transaction is cancelled pursuant to Article 12 of the Equity Definitions, a date determined by MSCO in its commercially reasonable discretion and communicated to Issuer no later than the Exchange Business Day immediately following such date (or, in the absence of such communication, the date that is five Exchange Business Days immediately following such date).

Notwithstanding the immediately preceding paragraph or anything herein to the contrary, Issuer may purchase Shares on any Calculation Date pursuant to any Rule 10b5-1 or Rule 10b-18 repurchase plan entered into with MSCO or an Affiliate of MSCO (each, a “Permitted OMR Transaction”), so long as, on any Calculation Date, purchases under all Permitted OMR Transactions do not in the aggregate exceed Specified ADTV Percentage (as specified in Schedule I) of the Share’s ADTV (as such term is defined in Rule 10b-18(a)(1)) on such Calculation Date.
Further, nothing in this Section 9(a) or this Confirmation shall prohibit or apply to the following (each, a “Permitted Purchase”): (i) any repurchase of Shares by or on behalf of Issuer from holders of awards granted under Issuer’s equity incentive plans for the purpose of paying the tax withholding obligations arising from vesting of, or paying the exercise price in connection with the exercise of, or reacquiring Shares as a result of the forfeiture of, any such awards, or (ii) any de minimis purchase of Shares by or on behalf of Issuer in connection with its incentive plans or any 401(k), dividend reinvestment or similar plan for participating employees or directors of Issuer or its Affiliates, or any options exercised thereunder.

(b)
It will comply with all laws, rules and regulations applicable to it (including, without limitation, the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act) in connection with the transactions contemplated by this Confirmation.

(c)
Without limiting the generality of Section 13.1 of the Equity Definitions, it is not relying, and has not relied, upon MSCO or any of its representatives or advisors with respect to the legal, accounting, tax or other implications of this Confirmation and that it has conducted its own analyses of the legal, accounting, tax and other implications of this Confirmation, and that MSCO and its affiliates may from time to time effect transactions for their own account or the account of customers and hold positions in securities or options on securities of Issuer and that MSCO and its affiliates may continue to conduct such transactions during the term of this Confirmation. Without limiting the generality of the foregoing, Issuer acknowledges that MSCO is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(d)
Neither it nor any affiliates shall take any action that would cause a restricted period (as defined in Regulation M under the Exchange Act (“Regulation M”)) to be applicable to any purchases of Shares, or of any security for which Shares is a reference security (as defined in Regulation M), by Issuer or any affiliated purchasers (as defined in Regulation M) of Issuer during the Potential Purchase Period.

(e)
It will not during the term of the Transaction make, or, to the extent within its control, permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the open or after the close of the regular trading session on the Exchange for the Shares. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization of Issuer as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act. Issuer acknowledges that any such public announcement may trigger the provision set forth in Section 8 above.

(f)
Not later than 7:00 AM New York City time on the day following the announcement of a Merger Transaction, Issuer shall provide MSCO with written notice, which notice shall specify (i) the nature of such announcement; (ii) Issuer’s average daily “Rule 10b-18 purchases” as defined in Rule 10b-18 during the three full calendar months immediately preceding such announcement and (iii) the number of Shares purchased pursuant to the block purchase proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the date of such announcement. Such written notice shall be deemed to be a certification by Issuer to MSCO that such information is true and correct. Issuer understands that MSCO will use this information in calculating the trading volume for purposes of Rule 10b-18. In addition, Issuer shall promptly provide written notice to MSCO of the occurrence of the completion of such transaction or the completion of the vote by target shareholders related to such transaction. Issuer acknowledges that its delivery of such notices must comply with the standards set forth in Section 10(c) below.

(g)
(A) Any Shares or Alternative Delivery Units delivered to MSCO may be transferred by and among MSCO and its affiliates and Issuer shall effect such transfer without any further action by MSCO and (B) after the period of 6 months from the date that Issuer elects to deliver any Shares or Alternative Delivery Units pursuant to the terms of this Transaction (or no later than 1 year from such date, if at the time of MSCO’s or its affiliate’s request, informational requirements of Rule 144 under the Securities Act are not satisfied with respect to Issuer) has elapsed in respect of any such election to deliver Shares or Alternative Delivery Units to MSCO, Issuer shall promptly remove, or cause the transfer agent for such Shares or Alternative Delivery Units to remove, any legends referring to any restrictions or requirements related to any applicable securities laws upon request by MSCO (or such affiliate of MSCO) to Issuer or such transfer agent, without any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by MSCO (or such affiliate of MSCO). Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 of the Securities Act or any successor rule are amended, or the applicable interpretation thereof by the Securities and Exchange Commission or any court change after the Trade Date, the agreements of Issuer herein shall be deemed modified to the extent necessary, as determined by MSCO, to comply with Rule 144 of the Securities Act, as in effect at the time of delivery of the relevant Shares or Alternative Delivery Units.

10. Representations, Warranties, Acknowledgments, and Agreements.

(a)	Issuer hereby represents and warrants to MSCO on the date hereof and on and as of the Initial Share Delivery Date that:

(i)
The Issuer is not aware of any material nonpublic information regarding Issuer or the Shares, and the Issuer is entering into the Transaction in good faith and not as part of a plan or scheme to evade the prohibitions of federal securities laws, including, without limitation, Rule 10b-5 under the Exchange Act and (B) Issuer agrees not to alter or deviate from the terms of this Confirmation or enter into or alter a corresponding or hedging transaction or position with respect to the Shares (including, without limitation, with respect to any securities convertible or exchangeable into the Shares) during the term of this Confirmation. Without limiting the generality of the foregoing, all reports and other documents filed by Issuer with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents) do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii)	The transactions contemplated by this Confirmation have been authorized under Issuer’s publicly announced program to repurchase Shares prior to the Trade Date.

(iii)
Issuer is not entering into the Transaction or making any election hereunder to facilitate a distribution of the Shares (or any security convertible into or exchangeable for Shares) or in connection with a future issuance of securities.

(iv)
Issuer is not entering into the Transaction or making any election hereunder to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress the price of the Shares (or any security convertible into or exchangeable for Shares) in violation of the federal securities laws.

(v)
Except as previously disclosed to MSCO in writing, there have been no purchases of Shares in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Issuer or any of its affiliated purchasers during each of the four calendar weeks preceding the Trade Date and during the calendar week in which the Trade Date occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each as defined in Rule 10b-18).

(vi)
Issuer is as of the date hereof, the Prepayment Date, any Buyer Election Date and any Buyer Cash Settlement Payment Date, and after giving effect to the transactions contemplated hereby will be, Solvent. As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (A) the present fair market value (or present fair saleable value) of the assets of Issuer is not less than the total amount required to pay the liabilities of Issuer on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (B) Issuer is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (C) assuming consummation of the transactions as contemplated by this Confirmation, Issuer is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature, (D) Issuer is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which Issuer is engaged, (E) Issuer is not a defendant in any civil action that could reasonably be expected to result in a judgment that Issuer is or would become unable to satisfy, (F) Issuer is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and (G) Issuer would be able to purchase Shares with an aggregate purchase price equal to the Prepayment Amount in compliance with the corporate laws of the jurisdiction of its incorporation.

(vii)
Issuer is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(viii)
No state or local (including non-U.S. jurisdictions) securities or blue sky law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of MSCO or its affiliates owning or holding (however defined) Shares.

(ix)
Issuer (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50,000,000 as of the date hereof.

(b)
Issuer acknowledges and agrees that the Initial Shares may be sold short to Issuer. Issuer further acknowledges and agrees that MSCO may purchase Shares in connection with the Transaction, which Shares may be used to cover all or a portion of such short sale or may be delivered to Issuer. Such purchases and any other market activity by MSCO will be conducted independently of Issuer by MSCO as principal for its own account. All of the actions to be taken by MSCO in connection with the Transaction shall be taken by MSCO independently and without any advance or subsequent consultation with Issuer.

(c)
It is the intent of the parties that the Transaction comply with the requirements of Rule 10b5‑1(c)(1)(i)(B) of the Exchange Act, and the parties agree that this Confirmation shall be interpreted to comply with the requirements of such rule, and Issuer shall not take any action that results in the Transaction not so complying with such requirements. Without limiting the generality of the preceding sentence, Issuer acknowledges and agrees that (A) Issuer does not have, and shall not attempt to exercise, any influence over how, when or whether MSCO effects any market transactions in connection with the Transaction and (B) neither Issuer nor its officers or employees shall, directly or indirectly, communicate any information regarding Issuer or the Shares to any employee of MSCO or its Affiliates, other than employees identified by MSCO to Issuer in writing as employees not responsible for executing market transactions in connection with the Transaction. Issuer also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification, waiver or termination shall be made at any time at which Issuer or any officer or director of Issuer is aware of any material nonpublic information regarding Issuer or the Shares.

(d)	In addition to the representations, warranties and covenants in this Agreement, MSCO represents, warrants and covenants to Issuer that:

(i)
In addition to the covenants in the Agreement and herein, MSCO agrees to use commercially reasonable efforts, during the Calculation Period and any Buyer Settlement Valuation Period, to make all purchases of Shares in connection with the Transaction in a manner that would comply with the limitations set forth in clauses (b)(1), (b)(2), (b)(3) and (b)(4) and (c) of Rule 10b-18, as if such rule were applicable to such purchases and taking into account any applicable Securities and Exchange Commission no-action letters as appropriate, and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond MSCO’s control; provided that, during the Calculation Period, the foregoing agreement shall not apply to purchases made to dynamically hedge for MSCO’s own account or the account of its affiliate(s) the optionality arising under a Transaction (including, for the avoidance of doubt, timing optionality); provided further that, without limiting the generality of the first sentence of this Section 10(d)(i), MSCO shall not be responsible for any failure to comply with (i) Rule 10b‑18(b)(1) to the extent that Issuer has failed to comply with Section 9(a) hereof or (ii) Rule 10b-18(b)(3) to the extent any transaction that was executed (or deemed to be executed) by or on behalf of Issuer or an “affiliated purchaser” (as defined under Rule 10b-18) pursuant to a separate agreement is not deemed to be an “independent bid” or an “independent transaction” for purposes of Rule 10b-18(b)(3).

(ii)
MSCO hereby represents and covenants to Issuer that it has implemented policies and procedures, taking into consideration the nature of its business, reasonably designed to ensure that individuals making investment decisions related to the Transaction do not have access to material nonpublic information regarding Issuer or the Shares.

(e)	Each of Issuer and MSCO represents and warrants to the other that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended.

(f)
Each of Issuer and MSCO acknowledges that the offer and sale of the Transaction is intended to be exempt from registration under the Securities Act by virtue of Section 4(a)(2) thereof. Accordingly, each of Issuer and MSCO represents and warrants to the other party that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an

“accredited investor” as that term is defined in Regulation D under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.
11. Acknowledgements of Issuer Regarding Hedging and Market Activity.
Issuer agrees, understands and acknowledges that:

(a)
During the period from (and including) the Trade Date to (and including) the Settlement Date, MSCO and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative transactions in order to establish, maintain or adjust its Hedge Position with respect to the Transaction.

(b)
MSCO and its Affiliates also may be active in the market for the Shares or options, futures contracts, swaps or other derivative transactions relating to the Shares other than in connection with hedging activities in relation to the Transaction.

(c)
MSCO shall make its own determination as to whether, when and in what manner any hedging or market activities in Issuer’s securities or other securities or transactions shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Transaction.

(d)
Any such market activities of MSCO and its Affiliates may affect the market price and volatility of the Shares, including the 10b-18 VWAP, the Forward Price, and the Buyer Settlement Price, each in a manner that may be adverse to Issuer.

12. [Reserved.]
13. Other Provisions.

(a)
Issuer agrees and acknowledges that MSCO is a “financial institution,” “financial participant” and “swap participant” within the meaning of Sections 101(22), 101(22A) and 101(53C) of the Bankruptcy Code. The parties hereto further agree and acknowledge that it is the intent of the parties that (A) this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount,” “offset or net out” or “other transfer obligation” within the meaning of Section 362(b) of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546(e) of the Bankruptcy Code, (B) this Confirmation is a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “transfer” within the meaning of Section 546(g) of the Bankruptcy Code, (C) the rights given to MSCO under this Confirmation and under the Agreement upon the occurrence of an Event of Default with respect Issuer constitute “contractual rights” to cause the liquidation, termination or acceleration of or the offset or net out termination values under or in connection with a “securities contract” and a “swap agreement”, (D) this Confirmation is a “master netting agreement’ as defined in 101(38A) of the Bankruptcy Code and (E) MSCO is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 548(d)(2), 555, 560, and 561 of the Bankruptcy Code.

(b)
MSCO acknowledges and agrees that, notwithstanding anything to the contrary in the Agreement or this Confirmation, this Confirmation is not intended to convey to MSCO rights against Issuer with respect to the Transaction that are senior to the claims of common stockholders of Issuer in any United States bankruptcy proceedings of Issuer; provided that nothing herein shall limit or shall be deemed to limit MSCO’s right to pursue remedies in the event of a breach by Issuer of its obligations and agreements with respect to the Transaction; provided further that nothing herein shall limit or shall be deemed to limit MSCO’s rights in respect of any transactions other than this Transaction.

(c)
Notwithstanding any provision of this Confirmation or any other agreement between the parties to the contrary, neither the obligations of Issuer nor the obligations of MSCO hereunder are secured by any collateral, security interest, pledge or lien.

(d)
Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(e)
Notwithstanding anything to the contrary herein, MSCO may, other than with respect to the Initial Share Delivery Date, by prior notice to Issuer, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date. Any Shares delivered pursuant to this provision shall be included in the calculation of the Settlement Amount.

(f)
It shall constitute an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Issuer is the sole Affected Party if, at any time on or prior to the final Valuation Date, the price per Share on the Exchange, as determined by the Calculation Agent, is at or below the Threshold Price (as specified in Schedule I).

(g)
For the avoidance of doubt, nothing in this Confirmation shall be interpreted as requiring Issuer to deliver cash in respect of the settlement of the Transaction following payment by Issuer of the Prepayment Amount, except in circumstances where the required cash settlement thereof is permitted for classification of the contract as equity by ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity, as in effect on the Trade Date (including, without limitation, where Issuer so elects to deliver cash or fails timely to elect to deliver Shares or Alternative Delivery Units in respect of the settlement of the Transaction or in those circumstances in which holders of the Shares would also receive cash).

14. Share Caps.
Notwithstanding any other provision of this Confirmation or the Agreement to the contrary, in no event shall Issuer be required to deliver to MSCO in the aggregate a number of Shares that exceeds the Share Cap as of the date of delivery (as specified in Schedule I). Notwithstanding anything to the contrary in this Confirmation, in no event shall MSCO be required to deliver any Shares in excess of the Maximum Number of Shares (as specified in Schedule I).
15. Transfer and Assignment.
MSCO may transfer or assign its rights and obligations hereunder and under this Confirmation, in whole or in part, to any of its Affiliates of equivalent credit quality (or whose obligations are guaranteed by an entity of equivalent credit quality) without the consent of Issuer; provided that, at the time of such assignment (i)  Issuer will not be required to pay (including a payment in kind) to the transferee any amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e) of the Agreement) greater than the amount in respect of which Issuer would have been required to pay to MSCO in the absence of such transfer; and (ii) Issuer will not receive any payment (including a payment in kind) from which an amount had been withheld or deducted, on account of a Tax under Section 2(d)(i) of the Agreement (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e) of the Agreement), in excess of that which MSCO would have been required to so withhold or deduct in the absence of such transfer, except to the extent that the transferee will be required to make additional payments pursuant to Section 2(d)(i)(4) of the Agreement in respect of such excess.
16. Governing Law; Jurisdiction; Waiver.
THIS CONFIRMATION AND THE AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION OR THE AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING TO THIS CONFIRMATION OR THE AGREEMENT AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS. NOTHING IN THIS PROVISION SHALL PROHIBIT A PARTY FROM BRINGING AN ACTION TO ENFORCE A MONEY JUDGMENT IN ANY OTHER JURISDICTION.
EACH PARTY HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF THE OTHER PARTY OR THE OTHER PARTY’S AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.
Remainder of Page Intentionally Blank

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to us.
Confirmed as of the date first written above:

REGIONS FINANCIAL CORPORATION	MORGAN STANLEY & CO. LLC

By: /s/ Deron Smithy	By: /s/ Darren McCarley
Name: Deron Smithy	Name: Darren McCarley
Title: Executive Vice President and Treasurer	Title: Managing Director

SCHEDULE I
For the purposes of the Transaction, the following terms shall have the following values or meanings:

Trade Date:	August 27, 2018

Prepayment Date:	August 27, 2018

Initial Share Delivery Date:	August 27, 2018

Calculation Period Start Date:	August 27, 2018

Calculation Dates:	Each Scheduled Trading Day during the Calculation Period.

Scheduled Valuation Date:	[*]

Lock-Out Date:	[*]

Prepayment Amount:	USD 700,000,000

Discount:	USD [*]

Initial Shares:
29,075,805 Shares; 80% of Prepayment Amount / Closing Stock Price on the Exchange Business Day immediately prior to the Prepayment Date. All Shares delivered to Issuer in respect of the Transaction pursuant to this paragraph shall be the “Initial Shares” for purposes of “Settlement Amount.”

Ordinary Dividend Amount:	USD 0.14 For any Dividend with an ex-dividend date occurring on or after the Scheduled Valuation Date: USD 0.00

Scheduled Ex-Dividend Dates:	[*]
The occurrence of a Buyer Election Date, if any, shall be a Scheduled Ex-Dividend Date.

Threshold Price:	USD [*]

Specified ADTV Percentage:	In respect of any Calculation Date on or before [*]: 0%
In respect of any Calculation Date after [*]:10%

Floor Price:	USD [*]

Initial Stock Loan Rate:	[*] bps.

Maximum Stock Loan Rate:	[*] bps.

Share Cap:	As of any date, [*] Shares

Maximum Number of Shares:	551,250,000

SCHEDULE I–Page 1

ANNEX A
BUYER SETTLEMENT PROVISIONS
1.    The following Buyer Settlement Provisions shall apply to the Transaction to the extent indicated under the Confirmation:

Settlement Currency:	USD

Settlement Method Election:
Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (ii) the Electing Party may make a settlement method election only if the Electing Party represents and warrants to MSCO in writing on the date it notifies MSCO of its election that, as of such date, the Electing Party is not aware of any material nonpublic information concerning Issuer or the Shares and is electing the settlement method in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

Electing Party:	Buyer

Buyer Election Date:
In respect of any Valuation Date, the earlier of (i) the Scheduled Valuation Date and (ii) the second Exchange Business Day immediately following the relevant Acceleration Date (if any) (in which case the election under Section 7.1 of the Equity Definitions shall be made no later than 10 minutes prior to the open of trading on the Exchange on such second Exchange Business Day), as the case may be.

Default Settlement Method:	Cash Settlement
Forward Cash Settlement

Amount:	The Settlement Amount multiplied by the Buyer Settlement Price.

Buyer Settlement Price:	The average of the 10b-18 VWAPs for the Calculation Dates in the Buyer Settlement Valuation Period, subject to the provisions opposite the caption “Market Disruption Event” in the Confirmation.
Buyer Settlement

Valuation Period:
A number of Scheduled Trading Days selected by MSCO in a commercially reasonable manner to unwind a commercially reasonable Hedge Position, beginning on the Scheduled Trading Day immediately following the earlier of (i) the Scheduled Valuation Date or (ii) the Exchange Business Day immediately following the Valuation Date.

Cash Settlement:	If Cash Settlement is applicable, then Buyer shall pay to Seller the absolute value of the Forward Cash Settlement Amount on the Buyer Cash Settlement Payment Date.
Buyer Cash Settlement

ANNEX A–Page 1

Payment Date:	The date one Settlement Cycle following the last day of the Buyer Settlement Valuation Period.
Net Share Settlement

Procedures:	If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 8 below.
2.    Net Share Settlement shall be made by delivery on the Buyer Cash Settlement Payment Date of a number of Shares satisfying the conditions set forth in paragraph 3 below (the “Registered Settlement Shares”), or a number of Shares not satisfying such conditions (the “Unregistered Settlement Shares”), in either case with a value equal to the absolute value of the Forward Cash Settlement Amount (which value shall, in the case of Unregistered Settlement Shares, take into account a commercially reasonable illiquidity discount), in each case, as determined by the Calculation Agent.
3.    Buyer may deliver Registered Settlement Shares pursuant to paragraph 2 above only if:
(a)    a registration statement covering public resale of the Registered Settlement Shares by MSCO (the “Registration Statement”) shall have been filed with the Securities and Exchange Commission under the Securities Act and been declared or otherwise become effective on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; and a printed prospectus relating to the Registered Settlement Shares (including any prospectus supplement thereto, the “Prospectus”) shall have been delivered to MSCO, in such quantities as MSCO shall reasonably have requested, on or prior to the date of delivery;
(b)    the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be reasonably satisfactory to MSCO;
(c)    as of or prior to the date of delivery, MSCO and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Buyer customary in scope for underwritten offerings of equity securities and the results of such investigation are satisfactory to MSCO, in its reasonably discretion; and
(d)    as of the date of delivery, an agreement (the “Underwriting Agreement”) shall have been entered into with MSCO in connection with the public resale of the Registered Settlement Shares by MSCO substantially similar to underwriting agreements customary for underwritten offerings of equity securities of similar size, in form and substance reasonably satisfactory to MSCO, which Underwriting Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, MSCO and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters.
4.    If Buyer delivers Unregistered Settlement Shares pursuant to paragraph 2 above:
(a)    all Unregistered Settlement Shares shall be delivered to MSCO (or any affiliate of MSCO designated by MSCO) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof;
(b)    as of or prior to the date of delivery, MSCO and any potential purchaser of any such shares from MSCO (or any affiliate of MSCO designated by MSCO) identified by MSCO shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Buyer customary in scope for private placements of equity securities of similar size (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them);
(c)    as of the date of delivery, Buyer shall enter into an agreement (a “Private Placement Agreement”) with MSCO (or any affiliate of MSCO designated by MSCO) in connection with the private placement of such shares by Buyer to MSCO (or any such affiliate) and the private resale of such shares by MSCO (or any such

ANNEX A–Page 2

affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size, in form and substance commercially reasonably satisfactory to MSCO, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, MSCO and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters, and shall provide for the payment by Buyer of all commercially reasonable fees and expenses in connection with such resale, including all commercially reasonable fees and expenses of counsel for MSCO, and shall contain representations, warranties, covenants and agreements of Buyer reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and
(d)    in connection with the private placement of such shares by Buyer to MSCO (or any such affiliate) and the private resale of such shares by MSCO (or any such affiliate), Buyer shall, if so requested by MSCO, prepare, in cooperation with MSCO, a private placement memorandum in form and substance reasonably satisfactory to MSCO.
5.    MSCO, itself or through an affiliate (the “Selling Agent”) or any underwriter(s), will sell all, or such lesser portion as may be required hereunder, of the Registered Settlement Shares or Unregistered Settlement Shares and any Makewhole Shares (as defined below) (together, the “Settlement Shares”) delivered by Buyer to MSCO pursuant to paragraph 6 below commencing on the Buyer Cash Settlement Payment Date and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales, as determined by MSCO, is equal to the absolute value of the Forward Cash Settlement Amount (such date, the “Final Resale Date”). If the proceeds of any sale(s) made by MSCO, the Selling Agent or any underwriter(s), net of any commercially reasonable fees and commissions (including, without limitation, commercially reasonable underwriting or placement fees) customary for similar transactions under the circumstances at the time of the offering, together with commercially reasonable carrying charges and expenses incurred in connection with the offer and sale of the Shares (including, but without limitation to, the covering of any over-allotment or short position (syndicate or otherwise)) (the “Net Proceeds”) exceed the absolute value of the Forward Cash Settlement Amount, MSCO will refund, in USD or in Shares at the election of Buyer, such excess to Buyer on the date that is two (2) Currency Business Days following the Final Resale Date, and, if any portion of the Settlement Shares remains unsold, MSCO shall return to Buyer on that date such unsold Shares.
6.    If the Calculation Agent determines that the Net Proceeds received from the sale of the Registered Settlement Shares or Unregistered Settlement Shares or any Makewhole Shares, if any, pursuant to this paragraph 6 are less than the absolute value of the Forward Cash Settlement Amount (the amount in USD by which the Net Proceeds are less than the absolute value of the Forward Cash Settlement Amount being the “Shortfall” and the date on which such determination is made, the “Deficiency Determination Date”), Buyer shall, on the Exchange Business Day next succeeding the Deficiency Determination Date (the “Makewhole Notice Date”), deliver to MSCO, through the Selling Agent, a notice of Buyer’s election that Buyer shall either (i) pay an amount in cash equal to the Shortfall on the day that is one (1) Currency Business Day after the Makewhole Notice Date, or (ii) deliver additional Shares. If Buyer elects to deliver to MSCO additional Shares, then Buyer shall deliver additional Shares in compliance with the terms and conditions of paragraph 3 or paragraph 4 above, as the case may be (the “Makewhole Shares”), on the first Clearance System Business Day that is also an Exchange Business Day following the Makewhole Notice Date in such number as the Calculation Agent reasonably believes would have a market value on that Exchange Business Day equal to the Shortfall. Such Makewhole Shares shall be sold by MSCO in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Makewhole Shares is less than the absolute value of the Forward Cash Settlement Amount then Buyer shall, at its election, either make such cash payment or deliver to MSCO further Makewhole Shares until such Shortfall has been reduced to zero.
7.    Notwithstanding the foregoing, in no event shall the aggregate number of Settlement Shares for the Transaction be greater than the Share Cap (as specified in Schedule I). Buyer represents and warrants (which shall be deemed to be repeated on each day that the Transaction is outstanding) that the Share Cap is equal to or less than the number of Shares determined according to the following formula:

ANNEX A–Page 3

A – B

Where	A = the number of authorized but unissued shares of Buyer that are not reserved for future issuance on the date hereof; and
B = the maximum number of Shares required to be delivered to third parties if Buyer elected Net Share Settlement of all transactions in the Shares (other than the Transaction) with all third parties that are then currently outstanding and unexercised.
8.    Notwithstanding anything to the contrary in the Confirmation, Issuer acknowledges and agrees that, on any day, MSCO shall not be obligated or entitled to receive from Issuer any Shares, and Issuer shall not be entitled to deliver to MSCO any Shares, to the extent (but only to the extent) that, after such receipt of any Shares hereunder, (i) the Section 16 Percentage would exceed 8.0%, or (ii) the Share Amount would exceed the Applicable Share Limit.  Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, (i) the Section 16 Percentage would exceed 8.0%, or (ii) the Share Amount would exceed the Applicable Share Limit.  If any delivery owed to MSCO hereunder is not made, in whole or in part, as a result of this provision, Issuer’s obligation to make such delivery shall not be extinguished and Issuer shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, MSCO gives notice to Issuer that, after such delivery, (i) the Section 16 Percentage would not exceed 8.0%, and (ii) the Share Amount would not exceed the Applicable Share Limit.  The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that MSCO and any of its affiliates or any other person subject to aggregation with MSCO for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which MSCO is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day.  The “Share Amount” as of any day is the number of Shares that MSCO and any person whose ownership position would be aggregated with that of MSCO (MSCO or any such person, a “MSCO Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Issuer that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by MSCO in its reasonable discretion.  The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a MSCO Person, or could result in an adverse effect on a MSCO Person, under any Applicable Restriction, as determined by MSCO in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

ANNEX A–Page 4